Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FDCTECH, INC.", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF AUGUST, A.D. 2026, AT 12:01 O`CLOCK P.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

5943514 8100
SR# 20264092249

Authentication: 204858951
Date: 08-18-26

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:01 PM 08/17/2026
FILED 12:01 PM 08/17/2026
SR 20264092249 - File Number 5943514

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
FDCTECH, INC.

FDCTech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST: That the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation was filed with the Secretary of State of the State of Delaware on March 24, 2017 (SR 20172011047, File Number 5943514) under the Corporation's former name, Forex Development Corporation (the "Certificate of Designation"), pursuant to which 4,000,000 shares of the Corporation's preferred stock, par value $0.0001 per share, were created and designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock").

SECOND: That the Board of Directors of the Corporation, by unanimous written consent in lieu of a meeting in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted resolutions setting forth the following amendments to the Certificate of Designation, declaring said amendments to be advisable:

RESOLVED, that Section 1 of the Certificate of Designation be, and it hereby is, amended and restated in its entirety to read as follows:

"1. Designation and Amount. The shares of such series shall be designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 10,000,000."

RESOLVED FURTHER, that Section 3(a) of the Certificate of Designation be, and it hereby is, amended and restated in its entirety to read as follows:

"(a) Each issued and outstanding share of Series A Preferred Stock shall be entitled to fifty (50) non-cumulative votes per one (1) share at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law and by the provisions of Section 3(b) below, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class. The number of votes to which each share of Series A Preferred Stock is entitled shall not be adjusted by reason of any stock dividend or distribution payable in securities, any subdivision or split of the outstanding shares of Common Stock into a larger number, any combination or reverse stock split of the outstanding shares of Common Stock into a smaller number, or any reclassification of the Common Stock. For the avoidance of doubt, such number of votes was not, and shall not be, adjusted as a result of the 1-for-100 reverse stock split of the Common Stock effected on June 29, 2026."

RESOLVED FURTHER, that Section 4 of the Certificate of Designation, together with all subsections thereof, be, and it hereby is, amended and restated in its entirety to read as follows:

"4. No Conversion Rights. The shares of Series A Preferred Stock shall not be convertible into shares of Common Stock or into shares of any other class or series of capital stock of the Corporation, and the holders of Series A Preferred Stock shall have no right, at their option or otherwise, to convert or exchange any shares of Series A Preferred Stock for shares of Common Stock or any other security of the Corporation. The rights of the Series A Preferred Stock consist of

the voting rights set forth in Section 3 and the liquidation rights set forth in Section 5, and no other conversion, exchange, preemptive or redemption rights."

RESOLVED FURTHER, that Section 10 of the Certificate of Designation be, and it hereby is, amended and restated in its entirety to read as follows:

> "10. Status of Acquired Shares. Shares of Series A Preferred Stock acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series A Preferred Stock."

THIRD: No Other Amendments; Ratification. Except as expressly amended by this Amendment, the Certificate of Designation remains unmodified and in full force and effect and is hereby ratified and confirmed in all respects. In the event of any conflict between the terms of this Amendment and the Certificate of Designation, the terms of this Amendment shall control.

FOURTH: That thereafter, in lieu of a meeting and vote of stockholders, the holders of the outstanding shares of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted gave their written consent to said amendments in accordance with Section 228 of the General Corporation Law of the State of Delaware, and written notice thereof has been given as provided in said Section 228 to those stockholders who have not consented in writing.

FIFTH: That the holders of a majority of the then-outstanding shares of Series A Preferred Stock gave their written consent to said amendments as required by Sections 3(b)(ii) and 3(b)(iii) and Section 9 of the Certificate of Designation.

SIXTH: That said amendments were duly adopted in accordance with the provisions of Sections 151 and 242 of the General Corporation Law of the State of Delaware.

SEVENTH: That this Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer this 17th day of August, 2026.

FDCTECH, INC.

Imran Firoz

By: Imran Firoz
Name: Imran Firoz
Title: Chief Financial Officer